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                                                                   EXHIBIT 10.74

March 6, 2000



Robert A. Kissinger
6 Vicksburg Street
Irvine, CA  92620

Dear Robert,

I am pleased to extend this offer of employment with California Beach Restaurants, Inc. We feel your experience will provide added expertise to our operation and in turn believe the Company can provide you with the opportunity for continued personal and professional development. The following is intended to confirm the specific terms of our employment offer:

Base Salary:
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You will be a full-time exempt employee of California Beach Restaurants, Inc.
effective on your first day of employment which is March 6, 2000. Your starting salary as President of Sea View Restaurants, Inc., Vice-President/Chief Operating Officer of California Beach Restaurants, Inc., and General Manager of Gladstone's 4 Fish in Malibu, will be $105,000 per annum ($4,038.46 per bi-weekly pay period). After completion of one year of continuous employment your salary will be increased to $115,00 per annum ($4,423.08 per bi-weekly pay period) with another increase in annual salary at the completion of your second year of continuous employment to $125,000 per annum ($4,807.69 per bi-weekly pay period). In addition, your annual salary will be increased $10,000 per each additional unit which is added along the way, up to four (4) units. This $10,000 increase per unit is in addition to the agreed upon base salary.

In the event there is a change in control of the Company and you wish not to stay with the new ownership, you will be paid six (6) months severance pay. Also, if during the first six (6) months you are let go for any reason other than for cause, the Company will pay you two (2) months salary. This would increase by one (1) month per quarter until at the end of eighteen (18) months you would receive six (6) months salary. "Cause" shall mean (i) the willful engaging by the Executive in misconduct which is or could reasonably be expected to become materially injurious to the Company, monetarily or otherwise; (ii) conviction of a felony or any crime involving moral turpitude; or (iii) participation in any fraud against or theft from the Company. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without a reasonable belief that his action or omission was in the best interests of the Company.




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Annual Bonus:
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Commencing with the Company's fiscal year 2001 (April 28, 2000), you will be eligible to receive a minimum annual bonus of $25,000 if the consolidated EBITDA for fiscal year 2001 is greater than $1,206,000 with an additional bonus to be mutually agreed upon based upon exceeding the EBITDA target as well as improving sales, head counts, and the levels of service and food quality. This bonus is paid after the completion of the Company's 2001 fiscal year (approximately April 30, 2001). A general rule for bonus calculation is that the bonus expense must be charged to the operating unit prior to final bonus calculation. In the event of a change in control of the Company, your bonus payment will prorated and all salary, vacation, and outstanding reimburseable expenses will be paid.

Stock Options:
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The Company would like to offer you stock options on 110,000 shares at market price (which we feel is $1.00 per share). These stock options vest over four (4) years and have a ten (10) year life. The opportunity to be awarded additional stock options will be reviewed on an annual basis.

Benefits:
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You will be eligible to receive group medical and dental insurance benefits on the first day of the month following 90 days of continuous employment as well as long term disability insurance on the first day of the month following the completion 120 days of continuous employment. The Company will reimburse you for your existing COBRA payments beginning with March of 2000 and continuing until your insurance is effective with California Beach Restaurants, Inc.

Vacation Pay:
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Your accrual rate of vacation pay will be at the rate of three weeks per year.

As stated in our application for employment and company policies, this is an at-will employment relationship, and either you or the Company may terminate the relationship for any reason, with or without cause, and with or without advance notice.

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Bob, I trust that this letter accurately sets forth the terms of our employment offer. We are very excited at the prospect of you joining our organization. We are confident that your skills will be a tremendous asset and that we will offer you the type of challenges and growth you are seeking.

Your agreement with the terms of this offer letter will be indicated by your signature at the bottom of this letter.




Yours Truly,

CALIFORNIA BEACH RESTAURANTS, INC.



Alan Redhead
President/Chief Executive Officer














I have read, understood, and accept the specific terms of this employment offer.


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             Robert Kissinger                                  Date